UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ARTERIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022

Notice & Proxy Statement

Message from our Chief Executive Officer

Dear Stockholder:

Arteris IP’s business has grown throughout the past several years, and we are now a public company. On behalf of this company and its directors, I thank you, our stockholders, for your support of the company’s commitment to provide leading Semiconductor SoC technology and reliable support to our customers around the world. With System on Chip-type semiconductors becoming increasingly complex, and new companies designing SoCs that make decisions rather than merely process data, the importance of system IP is growing. Growth opportunities presented to Arteris IP continue to expand in applications such as automotive, machine learning, 5G communications, enterprise and consumer electronics. With a strong balance sheet, proven products and an experienced management team, we are well positioned to deal with current geopolitical, logistics and operational challenges such as those presented by the COVID-19 pandemic and the invasion of Ukraine.

With this progress in mind, I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Arteris, Inc., which will be held online at www.proxydocs.com/AIP, on June 14, 2022 at 8:30 a.m. Pacific Time. You must register to attend the meeting online at www.proxydocs.com/AIP no later than June 13, 2022 at 5:00 p.m. Eastern Time.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail. If you decide to attend the Annual Meeting online, you will be able to vote electronically or via phone using the control number on your proxy card, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Arteris.

Sincerely,

/s/ K. CHARLES JANAC K. Charles Janac Chairman, President and Chief Executive Officer

ARTERIS, INC.

595 Millich Dr. Suite 200

Campbell, CA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2022 (AT 8:30 A.M. PACIFIC TIME)

To the Stockholders of Arteris, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Arteris, Inc., a Delaware corporation (the “Company”), will be held virtually on Tuesday, June 14, 2022, at 8:30 a.m. Pacific Time. You will be able to attend and participate in the Annual Meeting online by registering at www.proxydocs.com/AIP no later than June 13, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote. The Annual Meeting will be held for the following purposes:

1.	To elect two Class I directors to hold office until the 2025 annual meeting of stockholders or until their successors are elected;

2.

To ratify the appointment, by the Audit Committee of the Company’s Board of Directors, of Moss Adams, LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders who owned common stock of the Company at the close of business on April 18, 2022 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of Moss Adams, LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ANY ONE OF THE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ K. CHARLES JANAC
K. Charles Janac Chairman, President and Chief Executive Officer

Campbell, California

April 28, 2022

i

ARTERIS, INC.

595 Millich Dr. Suite 200

Campbell, CA

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

JUNE 14, 2022 (AT 8:30 A.M. PACIFIC TIME)

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Arteris, Inc. (referred to herein as the “Company”, “Arteris”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 14, 2022, at 8:30 a.m. Pacific Time. The Annual Meeting will be held entirely online. You will be able to attend and participate in the Annual Meeting online by registering at www.proxydocs.com/AIP no later than June 13, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 18, 2022 (the “Record Date”) for the first time on or about April 28, 2022. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investor Relations—SEC Filings” section of our website at https://ir.arteris.com/.

The only outstanding voting securities of Arteris are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 31,858,421 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting online to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access on or about April 28, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 31,858,421 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.proxydocs.com/AIP, or you may vote by proxy. Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to register to attend the Annual Meeting online at www.proxydocs.com/AIP. You must register online no later than June 13, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting by attending the Annual Meeting online unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2025 annual meeting of stockholders; and

•	Proposal 2—the ratification of the appointment, by the Audit Committee of our Board, of Moss Adams, LLP, as our independent registered public accounting firm for the year ending December 31, 2022.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for the nominees.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting online. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting online and vote online. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Annual Meeting, you must pre-register to attend the Annual Meeting online and follow the instructions posted at www.proxydocs.com/AIP.

•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your broker you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting online, you must obtain a valid proxy from your broker. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker to request a proxy form.

Who counts the votes?

Mediant Communications Inc. (“Mediant”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed Proxy Card is returned directly to Mediant for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Mediant on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” votes for all proposals, and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector of Election will count the number of “Withheld” votes and broker non-votes received. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Moss Adams, LLP, as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal 2) is considered routine under applicable rules. A broker may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of two nominees for director; and

•	“For” the ratification of the appointment of Moss Adams, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 595 Millich Drive, Suite 200, Campbell, California 95008.

•	You may attend the Annual Meeting online and vote by following the instructions at www.proxydocs.com/AIP. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held by your broker, you should follow the instructions provided by them.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 8:30 a.m. Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage you to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to following instructions by registering at www.proxydocs.com/AIP.

Is technical assistance provided before and during the virtual Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2022, to the Secretary of the Company at 595 Millich Drive, Suite 200, Campbell, California 95008; provided, that if the date of the 2023 annual meeting is earlier than 30 days from June 14, 2023, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the Company’s bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 14, 2023 and March 16, 2023; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 14, 2023, you must give notice not later than the 90th day prior to the 2023 annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting (i.e. no later than April 15, 2023 for the 2023 Annual Meeting of Stockholders).

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in attendance online or represented by proxy at the Annual Meeting. On the Record Date, there were 31,858,421 shares outstanding and entitled to vote. Accordingly, 15,929,211 shares must be represented by stockholders present at the Annual Meeting online or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting online. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, in attendance online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (a) the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such year, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

As of May 1, 2022, the Board consists of eight seated directors, divided into the three following classes:

•	Class I directors: K. Charles Janac, S. Atiq Raza and Christian Claussen, whose current terms will expire at the Annual Meeting;

•	Class II directors: Antonio J. Viana and Wayne C. Cantwell, whose current terms will expire at the annual meeting of stockholders to held be in 2023; and

•

Class III directors: Raman K. Chitkara, Isabelle F. Geday and Claudia Fan Munce, whose current terms will expire at the annual meeting of stockholders to be held in 2024. Ms. Munce’s term as a Class III director commenced May 1, 2022.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. Janac and Mr. Raza have been nominated to serve as Class I directors and have elected to stand for reelection. If elected, each of Mr. Janac and Mr. Raza will hold office from the date of his election by the stockholders until the third subsequent annual meeting of stockholders in 2025 or until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Mr. Claussen informed us in April 2022 that he will not stand for re-election when his current term expires at the Annual Meeting. Immediately following the Annual Meeting, the size of the Board is expected to be reduced to seven members.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Mr. Janac and Mr. Raza have agreed to serve if elected, and management has no reason to believe that any of Mr. Janac or Mr. Raza will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NAMED NOMINEES.

The following table sets forth, for the Class I nominees who are currently standing for re-election, and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 18, 2022 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting of Stockholders
K. Charles Janac	64	Chairman, President and Chief Executive Officer	2005
S. Atiq Raza(1)(2)	72	Director	2014
Christian Claussen(3)	58	Director	2016

Class II Directors whose terms expire at the 2023 Annual Meeting
Antonio J. Viana(1)(2)(4)	50	Director	2016
Wayne C. Cantwell(1)(4)	57	Director	2014

Class III Directors whose terms expire at the 2024 Annual Meeting of Stockholders
Raman K. Chitkara(4)	63	Director	2021
Isabelle F. Geday	63	Director	2020
Claudia Fan Munce	62	Director	2022

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Mr. Claussen informed us in April 2022 that he will not stand for re-election when his current term expires on the date of the Annual Meeting.
(4)	Member of the Audit Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

K. Charles Janac has served as our Chairman, President and Chief Executive Officer since July 2005, has served on our board of directors since July 2005, and has served as Chairman of our board of directors since August 2007. Previously, Mr. Janac served as President and Chief Executive Officer of Nanomix Inc., an early developer of carbon nanotube based nano electronic sensors, from September 2001 to January 2003. From 1999 to 2001, Mr. Janac served as an Entrepreneur in Residence at Infinity Capital, an early-stage Venture Capital Firm. Prior to that, Mr. Janac served as President and Chief Executive Officer of Smart Machines, a semiconductor wafer handling robotics firm from 1993 to 1999. Mr. Janac started his high technology career as a co-founder of SDA, Inc., a predecessor company of Cadence Design Systems, Inc., a public electronic design automation company. From 1983 to 1992, Mr. Janac held a variety of Finance, Marketing and Sales Positions finally becoming the Vice President of Marketing, Analog Division of Cadence Design Systems, Inc. Mr. Janac holds a BS and MS in Chemistry and Organic Chemistry from Tufts University. Mr. Janac also holds an MBA from the Stanford University Graduate School of Business. We believe that Mr. Janac is qualified to serve on our board of directors due to his deep knowledge of the business and his experience in the semiconductor IP industry. We believe Mr. Janac’s experience and insight, acquired through his numerous years of service, including as our Chairman, President and Chief Executive Officer, make him well qualified to serve as a member of our board of directors.

S. Atiq Raza has served as a member of our board of directors since January 2014. Since June 2014, Mr. Raza has served as the Executive Chairman of Virsec Systems, Inc., a cybersecurity software company. Mr. Raza also serves as an independent director of Weebit Nano, a non-volatile memory company, and as Chairman of the board of directors of both PeerNova, a company applying Blockchain technology to financial data transport, and CloudDefense, a software company that provides security scanning tools. Formerly, Mr. Raza served as President and Chief Operating Officer of Advanced Micro Devices, Inc., a publicly traded semiconductor company, from January 1996 to October 1999. In January 2008, the SEC filed insider trading charges against Mr. Raza alleging he unlawfully traded on confidential information he received in his capacity as a director of OrthoClear Holdings, Inc. Also in January 2008, without admitting or denying the SEC’s allegations, Mr. Raza agreed to pay a total of approximately $3.0 million, which was comprised of the disgorgement of his trading profits, a civil penalty and interest. In addition, Mr. Raza agreed to a five-year ban from serving as a director or officer of any publicly traded company. The ban expired on January 24, 2013. Mr. Raza holds a BS (Hon) in Physics from the University of the Punjab in Lahore, a BS (Hon) in Electronic Engineering from the University of London, United Kingdom and a MS in Materials Science and Engineering from Stanford University. We believe Mr. Raza’s knowledge and insight, gained through his experience in leading companies in the semiconductor field and technology sector generally, make him well qualified to serve as a member of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Antonio J. Viana has served as a member of our board of directors since October 2016. In addition to Arteris, Mr. Viana serves as a non-executive director of BrainChip, an Australian and U.S. based neuro-morphic AI Processor company since June 2021. In March of 2022, Mr. Viana was appointed Chairman of the Board for BrainChip. From August 2016 to 2021, Mr. Viana served as the Executive Chairman of QuantalRF AG, a next generation, front-end RF solutions company. Prior to that, Mr. Viana served in a number of senior leadership positions at ARM Holdings from 1998 to 2005 and from 2008 to 2015, most notably as President and Executive VP of Commercial and Global Development, Executive VP of Worldwide Sales and Global Director of the ARM Foundry Program. Mr. Viana also served as Senior Vice President of Worldwide Sales at Tensilica (now Cadence) from 2005 to 2008. Mr. Viana holds a BS in Industrial and Systems Engineering from California Polytechnic State University, San Luis Obispo. We believe Mr. Viana’s extensive experience in the technology sector makes him well qualified to serve as a member of our board of directors.

Wayne C. Cantwell serves as our Lead Independent Director and has served as a member of our board of directors since January 2014. Since November 2009, Mr. Cantwell has served as a Co-Founder and Managing Director of Decathlon Capital Partners, a provider of growth-stage capital. Mr. Cantwell has also served as General Partner of Crescendo Ventures, a venture capital firm, since February 2003. Prior to that, from 2003 to 2004, Mr. Cantwell served as Chief Executive Officer of SOISIC SA, a French Semiconductor Licensing Company. Prior to that, from 1999 to 2001, Mr. Cantwell served as Chief Executive Officer of inSilicon Corporation, a semiconductor licensing company. Mr. Cantwell holds a BSEET in Engineering from DeVry Institute of Technology. We believe Mr. Cantwell’s extensive experience in leadership positions at venture capital firms and his knowledge and insight in the technology sector make him well qualified to serve as a member of our board of directors.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Raman K. Chitkara has served as a member of our board of directors since January 2021. Mr. Chitkara has also served as a director of Automation Anywhere, a software company that develops robotic process automation software, since March 2021, and as a director of SiTime, a publicly traded supplier of silicon timing solutions, since November 2019. Mr. Chitkara previously served as a director of Xilinx, a publicly traded supplier of programmable logic devices, from August 2018 until February 2022, when Xilinx was sold to Advanced Micro Devices, a public semiconductor company. Previously, from September 1984 to June 2018, Mr. Chitkara served in a number of roles, including as a partner and Global Technology Industry Leader, at PwC in the United States. Mr. Chitkara holds a Bachelor of Commerce in accounting and business management from Shri Ram College of Commerce, University of Delhi, in India. We believe Mr. Chitkara’s extensive accounting expertise and his insights gained as a public company director make him well qualified to serve as a member of our board of directors.

Isabelle F. Geday has served as a member of our board of directors since December 2020. Ms. Geday previously served as our Vice President and General Manager, IP Deployment Division from December 2020 to December 2021. Previously, Ms. Geday founded Magillem in 2006 and served as its Chief Executive Officer from November 2009 until its acquisition by Arteris in November 2020. Prior to that Ms. Geday held various positions as a general manager and CEO in hi tech companies from 1985 to 2006. Ms. Geday holds a degree from Ecole Nationale Superieur d’Ingénieurs en Informatique d’Entreprise and is a Certified Board Member from IFA. We believe Ms. Geday’s experience and insight, acquired through her founding and building Magillem, make her well qualified to serve as a member of our board of directors.

Claudia Fan Munce has served as a member of our board of directors since May 1, 2022. Ms. Munce has served as a Venture Advisor at New Enterprise Associates, one of the world’s largest venture capital firms, since January 2016. Ms. Munce is also a member of the faculty of the Stanford University Graduate School of Business, lecturing on topics of entrepreneurship. Previously, she served as a Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. from 2004 to 2015; Director of Strategy, IBM Venture Capital Group from 2003 to 2004; and Head of Technology Transfer and Licensing, IBM Research from 1994 to 2000. Ms. Munce currently serves on the boards of Best Buy Co., Inc., a retailer of electronic goods and services and Bank of the West, a wholly-owned subsidiary of BNP Paribas, as well as several industry boards of directors, and previously served on the board of CoreLogic, a financial services company. Ms. Munce holds a BS in Mathematics from the University of Sao Paulo, Brazil, an MS in Computer Science Engineering from Santa Clara University School of Engineering and an MS in Management from Stanford University Graduate School of Business. We believe Ms. Munce’s extensive experience serving on the boards of public companies as well as leadership experience at venture capital firms make her well qualified to serve as a member of our board of directors.

Class I Director whose term in office expires at the 2022 Annual Meeting

Christian Claussen has served as a member of our board of directors since April 2016. Mr. Claussen has served as a General Partner of Ventech, a French venture capital firm, since June 2013. Previously, from January 2009 to June 2013, Mr. Claussen served as Senior Partner of Omnes Capital, a French venture capital firm. Before that, from March 1998 to December 2008, Mr. Claussen was a General Partner with TVM Techno Venture Management, a venture capital firm. Mr. Claussen holds a joint European diploma (MSc.) in Electrical Engineering from Karlsruhe University of Applied Sciences in Germany, University of Essex in the UK and the Ecole supérieure d’Ingénieurs en Electrotechnique et Electronique in Paris, France. We believe Mr. Claussen’s extensive experience in leadership positions at venture capital firms and his knowledge and insight in the technology sector made him well qualified to serve as a member of our board of directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Moss Adams, LLP (“Moss Adams”), as our independent registered public accounting firm for the year ending December 31, 2022, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Moss Adams has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2019. Representatives of Moss Adams are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Moss Adams as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Moss Adams to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Moss Adams. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed by Moss Adams relating to the fiscal years ended December 31, 2021 and 2020.

	Year Ended December 31,
	(in thousands)
	2021	2020
Audit Fees(1)	$803	$1,088
Audit-Related Fees	—	—
Tax Fees	7	38
All Other Fees	—	96

Total Fees	$810	$1,222

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our consolidated financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s initial public offering including comfort letters and consents.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee or a delegate of the Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm, unless the engagement is entered into pursuant to appropriate additional pre-approval policies established by the Audit Committee. This policy is set forth in the charter of the Audit Committee and is available at https://ir.arteris.com/corporate-governance/governance-overview.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by Moss Adams for 2021 and 2020, including the audit, audit-related, tax and other services provided by Moss Adams following our initial public offering and, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Arteris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.arteris.com/corporate-governance/governance-overview. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Arteris’s audited financial statements as of and for the year ended December 31, 2021.

The Audit Committee has discussed with Moss Adams, LLP (“Moss Adams”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Moss Adams required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee has discussed with Moss Adams their independence from the Company and its management. Finally, the Audit Committee discussed with Moss Adams, with and without management present, the scope and results of Moss Adam’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee

Raman K. Chitkara, Chair

Wayne C. Cantwell

Antonio J. Viana

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees, which is available on our website at https://ir.arteris.com/corporate-governance/governance-overview. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. In addition, we intend to promptly disclose (1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://ir.arteris.com/corporate-governance/governance-overview.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that none of Wayne C. Cantwell, S. Atiq Raza, Antonio J. Viana, Claudia Fan Munce and Raman K. Chitkara, representing five of our seven directors, following the Annual Meeting, assuming that all Class I directors are re-elected, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq’s rules. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationship exists, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Janac currently serves as both Chief Executive Officer and Chairman and President of the Board, and Mr. Cantwell currently serves as the Lead Independent Director of our Board. In his role as Lead Independent Director, Mr. Cantwell presides over the executive sessions of the Board and acts as a liaison between management and the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and approves or disapproves any related person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•

is responsible for reviewing our audited consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;

•	reviews related persons transactions;

•	establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters;

•	discusses our policies and procedures with respect to risk assessment; and

•	reviews the Audit Committee charter and the committee’s performance annually.

The current members of our Audit Committee are Raman K. Chitkara, Wayne C. Cantwell and Antonio J. Viana. Mr. Chitkara serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Chitkara is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that Mr. Chitkara, Mr. Cantwell and Mr. Viana are “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq.

The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://ir.arteris.com/corporate-governance/governance-overview.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. Among other things, the Compensation Committee:

•	reviews and approves the corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•

evaluates the performance of our Chief Executive Officer in light of those goals and objectives and sets (either alone, or if directed by Board, in conjunction with a majority of the independent directors of the Board) the Chief Executive Officer’s compensation based on such evaluations;

•	reviews and sets or makes recommendations to the Board regarding the compensation of executive officers, other than the Chief Executive Officer;

•	reviews and makes recommendations to the Board regarding director compensation;

•	reviews and approves or makes recommendations to our Board regarding the Company’s incentive compensation and equity-based plans and arrangements; and

•	reviews the compensation committee charter periodically and the performance of the compensation committee and its members, including compliance by the compensation committee, periodically.

The current members of our Compensation Committee are Wayne C. Cantwell, Antonio J. Viana and S. Atiq Raza. Mr. Cantwell serves as the chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://ir.arteris.com/corporate-governance/governance-overview.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), a national executive compensation consulting firm. Compensia was engaged to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals proposed by management. In compliance with the proxy disclosure requirements under Regulation S-K established by the SEC regarding the independence of compensation consultants, Compensia addressed each of the six independence factors established by the SEC with the Compensation Committee. Each of the responses affirmed the independence of Compensia on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Antonio J. Viana and S. Atiq Raza, as well as Claudia Fan Munce who joined the committee effective May 1, 2022. Mr. Viana serves as the chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website page at https://ir.arteris.com/corporate-governance/governance-overview.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to the Company’s industry;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	diversity of viewpoints, background, experience and other characteristics.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, 10 days after the date on which public disclosure of the date of such annual meeting was first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, indirect and direct interests in securities of the Company, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct material interests in any material contract or agreement between the nominating stockholder and any other participants in such solicitation, including, all information that would be required to be disclosure pursuant to Item 404 under Regulation S-K, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from the Secretary of the Company, at 595 Millich Drive, Suite 200, Campbell, California 95008.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met eight (8) times during 2021. The Audit Committee met five (5) times. The Compensation Committee met two (2) times. The Nominating and Corporate Governance Committee met three (3) times. During 2021, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary of the Company, 595 Millich Drive, Suite 200, Campbell, California 95008. The Secretary of the Company will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2021, our Compensation Committee consisted of Mr. Cantwell, Mr. Viana and Mr. Raza. None of the members of our Compensation Committee during 2021 nor any of the current members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Board Diversity

Among our seven Board members as of April 18, 2022, in accordance with Nasdaq diversity criteria, one Board member self-identifies as a woman, four Board members self-identify as white, two Board members self-identify as Asian, and one Board member self-identifies as Hispanic, Latino or Latinx. One director, Claudia Fan Munce, who self-identifies as female and Asian, and who will join the Board effective as of May 1, 2022, was not included in the below matrix.

	Board Diversity Matrix
Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic, Latino or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

TRANSACTIONS WITH RELATED PERSONS

We describe below transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years with any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers. For more information regarding these agreements, see “Executive Compensation–Narrative to Summary Compensation Table.”

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Other Transactions

In November 2020, we entered into a lease agreement with Isabelle Geday, a member of the Board. The lease payments were $0.2 million in 2021.

In December 2020, we entered into a consulting agreement with Isabelle Geday, a member of the Board. The payments pursuant to the consulting agreement were less than $0.1 million in 2021.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

DIRECTOR COMPENSATION

Compensation Prior to the Initial Public Offering

Prior to our initial public offering in October 2021, we did not have a formalized non-employee director compensation program. We did reimburse our non-employee directors for travel and other necessary business expenses incurred in the performance of their services for us. In April 2021, we granted Mr. Cantwell, our Lead Independent Director, 50,000 restricted stock units (“RSUs”). Mr. Cantwell’s RSUs vest as to 100% of the RSUs on the first anniversary of such grant, subject to his continued service through the applicable vesting date. In addition, in June 2021, we granted Mr. Chitkara, in connection with his appointment to the Board earlier in the year, 66,000 RSUs. Mr. Chitkara’s RSUs vest in substantially equal installment on each of the first three anniversaries of January 14, 2021, subject to his continued service through the applicable vesting date.

Effective as of December 1, 2021, Isabelle Geday, a member of the Board, transitioned to a consulting role with the Company and entered into a consulting agreement with us. Pursuant to the consulting agreement, Ms. Geday will provide services for an initial three year term and is eligible to receive $26,445 per month for the first 12 months of the consulting term and $19,445 per month for the remaining 24 months of the consulting term. As a member of the Board and non-employee consultant, effective as of December 1, 2021, Ms. Geday is also eligible to participate in the Company’s director compensation program described below. Prior to December 1, 2021, Ms. Geday had provided services to us an employee pursuant to an employment agreement effective as of December 1, 2020. On December 1, 2020, Ms. Geday was granted a Nonstatutory Stock Option (NSO) award consisting of (a) 227,500 share options which time-vest monthly over thirty-six (36) months commencing December 1, 2020 subject to Ms. Geday providing continuous service through December 31, 2021 and commencing services under the consulting agreement described above; and (b) 227,500 share options vesting based on achievement of performance-based milestones recited in the NSO award grant notice, which milestones were approved as having been satisfied by the Board of Directors at its December 22, 2021 Board meeting. Under the employment agreement, Ms. Geday’s original term of employment is for a fixed term of 12 months, beginning on December 1, 2020 and ending on November 30, 2021. At the end of the term, Ms. Geday is entitled to a termination indemnity equal to 10% of her total gross remuneration, subject to exceptions under applicable law. Under the employment agreement, Ms. Geday is entitled to a base salary of €76,533. As part of our annual equity refresh program for employees, we granted Ms. Geday 62,200 RSUs in February 2021 that vest with respect to 25% of the RSUs on each anniversary of February 25, 2021, subject to Ms. Geday’s continued service through the applicable vesting date. In addition, in October 2021, we granted Ms. Geday 6,250 RSUs as if she had been a non-employee director as of the initial public offering and would have received the IPO Grant other directors received as described below, and such RSUs will vest 100% at the Annual Meeting.

Non-Employee Director Compensation Policy

In preparation for our initial public offering, our Board adopted a non-employee director compensation program, as summarized below, which became effective with respect to each of our directors in October 2021 after our initial public offering. The non-employee director compensation policy was determined after consultation with Compensia, an independent compensation consultant.

Cash Compensation. All non-employee directors are entitled to receive the cash compensation as set forth in the tables below.

Board Service

Non-Employee Director:	$50,000

Additional Board Service

Lead Independent Director:	$25,000

Additional Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

Director fees will be payable in cash in arrears in four equal quarterly installments not later than 30 days following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Directors may elect to receive all or a portion of their cash fees in RSUs, with each such RSU award covering a number of shares calculated by dividing (i) the amount of the annual retainer by (ii) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “30 day average price”). Such RSUs will be automatically granted on the fifth day of the month following the end of the calendar quarter to which the corresponding director fees were earned and will be fully vested on grant.

Equity Compensation. Non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2021 Incentive Award Plan (the “2021 Plan”) (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the outside director compensation policy. Under the non-employee director compensation program, nondiscretionary, automatic grants of stock options are made to our non-employee directors as follows:

•

Initial RSU grant: Unless otherwise provided by the board prior to commencement of service of an applicable director, each non-employee director will automatically be granted that number of RSUs upon the director’s initial appointment or election to our board of directors, referred to as the Initial Grant, calculated by dividing (i) $300,000 by (ii) the 30 day average price. The Initial Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.

•

Annual RSU grant: Each non-employee director who (i) has been serving on the board for four months prior to an annual meeting following the initial public offering and (ii) will continue to service on the board following such annual meeting will automatically be granted that number of RSUs upon each annual meeting we have following the listing, referred to as the Annual Grant, calculated by dividing (i) $150,000 (or $200,000 for the Lead Independent Director) by (ii) the 30 day average price. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date

•

IPO Option Grants: Each non-employee director who (i) has been serving on the board as of the initial public offering and (ii) will continue to service on the board following this offering will automatically be granted that number of RSUs upon the effectiveness of this registration statement, referred to as the IPO Grant, calculated by dividing (i) $87,500 (or $116,666.67 for the Lead Independent Director) by (ii) the price listed on this registration statement. The IPO Grant will vest on the earlier of the first anniversary of the date of grant or immediately prior to the date of this annual stockholder’s meeting, subject to continued service through each applicable vesting date

All equity awards granted to members of our Board will fully vest if the Company experiences a change in control, subject to the applicable Board member’s continued service through the vesting date. In addition, each director may elect to defer all or a portion of their RSUs they receive under the non-employee director compensation program until the earliest of a fixed date properly elected by the director, the director’s termination of service or a change in control.

2021 Director Compensation

The following table sets forth information for 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors, and Ms. Geday did not become eligible to receive compensation for her service as a director until she transitioned to a consultant in December 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Other ($)(3)	Total ($)
Antonio Viana	14,110	87,500	—	101,610
Atiq Raza	11,379	87,500	—	98,879
Wayne Cantwell	18,207	462,162	—	480,369
Christian Claussen(4)	—	—	—	—
Isabelle Geday	9,103	308,310	128,155	355,683
Raman Chitkara	12,745	543,560	—	556,305

(1)

The amounts reported represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director for their service as a director during 2021, including any annual retainer fees, committee and/or chairmanship fees. Cash fees are paid quarterly in arrears.

(2)

Amounts shown represents the grant date fair value of stock options and RSUs granted during fiscal year 2021 as calculated in accordance with FASB ASC 718, Compensation—Stock Compensation (ASC Topic 718) and the assumptions outlined in Note 13 of our financial statements included in our 2021 Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the director upon exercise of the applicable awards or sale of the underlying shares of stock.

(3)

Amounts shown for Ms. Geday represent her base salary payable through November 30, 2021. These amounts were calculated using an exchange rate as of November 30, 2021 of €1 to $1.13625. The amount also includes the consulting fees earned by Ms. Geday for December 2021, as further described above.

(4)	Mr. Claussen was not eligible for compensation under our director program since he is affiliated with one of our investors.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021.

Name	Options Outstanding at Fiscal Year End	Unvested RSUs Outstanding at Fiscal Year End
Antonio Viana	275,000	6,250
Atiq Raza	775,000	6,250
Wayne Cantwell	225,000	58,333
Christian Claussen	—	—
Isabelle Geday	455,000	68,450
Raman Chitkara	—	72,250

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 18, 2022.

Name	Age	Position(s)
Executive Officers
K. Charles Janac	64	President and Chief Executive Officer, Chairman of the Board of Directors
Nicholas B. Hawkins	60	Vice President and Chief Financial Officer
Laurent R. Moll	50	Chief Operating Officer
Paul L. Alpern	57	Vice President and General Counsel

The biographical information of Mr. Janac is included above under “Proposal No. 1 Election of Directors.”

Nicholas B. Hawkins has served as our Chief Financial Officer since November 2019. Previously, from January 2008 to November 2019, Mr. Hawkins served as Chief Financial Officer of Corsair Gaming, Inc., a publicly traded provider of hardware devices for the computer gaming industry. Prior to that, from 2006 to 2008 Mr. Hawkins served as Chief Financial Officer of Zetex Semiconductors plc, a semiconductor company listed on the London Stock Exchange. Mr. Hawkins worked for PricewaterhouseCoopers (“PwC”), a provider of audit and associated professional services, in London, England as an auditor. Mr. Hawkins holds a BSc (Hons) in Environmental Chemical Engineering from Exeter University in England. Mr. Hawkins is a Fellow of the Institute of Chartered Accountants in England & Wales.

Laurent R. Moll has served as our Chief Operating Officer since March 2021. Previously, from October 2013 to March 2021, Dr. Moll worked for Qualcomm, Inc., a publicly traded provider of intellectual property, semiconductors, software, and services related to wireless technology, including as Vice President Engineering from November 2017 to March 2021. Prior to that, Dr. Moll served as Chief Technical Officer of Arteris from July 2011 to October 2013. Before that, from 2008 to 2011, Dr. Moll served as Senior Architecture Manager at NVIDIA Corporation, a publicly traded computer systems design services company. Dr. Moll holds PhD, MS and Engineering degrees in Computer Science from Ecole Polytechnique in France and an Engineering degree in Computer Science from Telecom ParisTech in France. Dr. Moll is a named inventor on more than 60 US patents.

Paul L. Alpern has served as our Vice President and General Counsel since August 2019. Previously, from July 2017 to August 2019, Mr. Alpern served as Vice President and General Counsel of Wave Computing, Inc., an artificial intelligence processor technology company. Prior to that, from February 2016 to July 2017, Mr. Alpern served at Associate General Counsel of Applied Micro Circuits Corporation (acquired by MACOM Technology Solutions Holdings, Inc.), a producer of semiconductor devices. Prior to that, from May 2006 to February 2016, Mr. Alpern served as Senior Director, Legal of SanDisk Corporation, a flash memory storage company. Mr. Alpern holds a JD from Harvard Law School and a BA in Economics from University of California, Berkeley.

EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, we are not required to make certain disclosures related to executive compensation, such as providing a Compensation Discussion and Analysis section or holding a non-binding advisory vote on executive compensation, and we have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our named executive officers (NEOs) for fiscal year 2021 were as follows:

•	K. Charles Janac, our President and Chief Executive Officer;

•	Laurent R. Moll, our Chief Operating Officer*; and

•	Nicholas B. Hawkins, our Chief Financial Officer.

*	Mr. Moll commenced services as our Chief Operating Officer in March 2021.

2021 Summary Compensation Table

The following table sets forth total compensation paid to our NEOs for the fiscal years ending on December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
K. Charles Janac	2021	322,481	1,138,367	102,706	—	1,563,554
Chairman, President and Chief Executive Officer	2020	302,636	—	80,640	—	383,276

Laurent R. Moll(3)	2021	247,500	3,171,705	77,772	—	3,496,977
Chief Operating Officer

Nicholas B. Hawkins	2021	294,875	399,244	93,927	—	788,046
Chief Financial Officer

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the NEOs, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements in our Annual Report on Form 10-K. The NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Amounts shown represent the annual performance-based cash bonuses and commissions earned by our NEOs based on the achievement of certain corporate performance objectives during 2021. These amounts were paid to the NEOs following certification of the performance objectives in early 2022. Please see the descriptions of the annual performance bonuses paid to our NEOs under “Non-Equity Incentive Payments for 2021” below, including target amounts.

(3)

Mr. Moll commenced his service with us as our Chief Operating Officer in March 2021, and his salary and annual performance bonus have been pro-rated to reflect his partial service during calendar year 2021.

Narrative to Summary Compensation Table

2021 Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our board of directors and compensation committee may adjust base salaries from time to time in their discretion. Starting January 1, 2021 (or March 2021 for Mr. Moll when he commenced services), Messrs. Janac, Moll and Hawkins had an annual base salary of $351,100, $325,000 and $293,200, respectively. In November 2021, in connection with our IPO, Messrs. Janac and Hawkins’s base salaries were increased to $370,000 and $313,000, respectively.

Non-Equity Incentive Payments for 2021

We maintain an annual performance-based cash bonus program in which Messrs. Janac, Moll and Hawkins participated in 2021. Messrs. Janac’s, Moll’s and Hawkins’s target bonus is expressed as a percentage of the named executive officer’s annual base salary which can be achieved by meeting company and individual goals at target level. The 2021 annual bonuses for Messrs. Janac, Moll and Hawkins were targeted at 35%, 35% and 35% of their respective base salaries. Our board of directors has historically reviewed these target percentages to ensure they provide appropriate incentives to achieve the performance objectives established for the year. Our board of directors set these rates based on each NEO’s experience in the NEO’s role with us and the level of responsibility held by the NEO, which we believe directly correlates to the NEO’s ability to influence corporate results.

For determining performance bonus amounts, our board of directors sets certain corporate performance goals after receiving input from our Chief Executive Officer. Following its review and determinations of corporate and individual performance for 2021, our board of directors determined an achievement level of 90.5% of their target bonuses for each of Messrs. Janac, Moll and Hawkins. Mr. Moll’s annual performance bonus was pro-rated to reflect his commencement of employment with us in March 2021. The actual amount of the 2021 annual bonus paid to each NEO for 2021 performance is set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity-Based Compensation

In April 2021, in connection with his commencement of employment with us in March 2021, we granted to Mr. Moll two separate RSUs awards. The first award is for 400,000 RSUs and vests with respect to 25% of the RSUs annually commencing on September 1, 2022, subject to Mr. Moll’s continued service through the applicable vesting date. The second award is for 250,000 RSUs and vested on the six-month anniversary of the date the Company completed its IPO, subject to Mr. Moll’s continued service through the applicable vesting date.

In November 2021, in connection with our initial public offering, we granted to each of Messrs. Janac, Moll and Hawkins 52,849, 25,938 and 10,916 RSUs, respectively. Each of the RSUs vest as to 12.5% of the RSUs on May 1, 2022 and then in substantially equal installments over the remaining 14 quarterly thereafter, subject to the applicable named executive officer’s continued service with us through the applicable vesting date.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our named executive officers who are located in the United States, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We did not provide for any matching contributions under our 401(k) plan. However, we have implemented matching contributions as of May 1, 2021.

All of our full-time U.S. employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance. Our full-time employees outside the U.S., including our named executive officers, are eligible to participate in local statutory health and welfare benefits.

Perquisites and Other Personal Benefits

We did not provide any perquisites to our named executive officers in fiscal year 2021 (other than the executive level insurance benefits noted above), but our compensation committee may from time to time approve them in the future when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2021.

	Option Awards						Stock Awards
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
K. Charlie Janac	11/11/2021	(3)	—	—	—	—	52,849	1,115,642
Laurent R. Moll	04/28/2021		—	—	—	—	400,000	8,444,000
	04/28/2021	(4)	—	—	—	—	250,000	5,277,500
	11/11/2021	(3)	—	—	—	—	25,938	547,551
Nicholas B. Hawkins	12/19/2019		59,375	188,021	0.56	12/18/2029	—	—
	11/11/2021	(3)	—	—	—	—	18,535	391,274

(1)

Unless otherwise noted, the RSUs will vest as to 25% of the RSUs on each anniversary of the vesting commencement date, subject to the applicable named executive officer continuing to provide services to us through the applicable vesting date. And the stock options vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to the applicable named executive officer continuing to provide services to us through the applicable vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these options and RSUs.

(2)	Amounts shown is based on market value per share of our common stock of $21.11, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2021.
(3)

12.5% of the RSUs vest on the first anniversary of the vesting commencement date and then in substantially equal installments over the remaining 14 quarters thereafter, subject to the applicable named executive officer’s continued service to us through the applicable vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these RSUs.

(4)

This is subject to Mr. Moll continuing to provide services to the Company through the applicable vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these RSUs.

Executive Compensation Arrangements

NEO Employment Agreements

We have not entered into formal employment agreements with Mr. Janac. We entered into an offer letter with each other NEO which sets forth the terms of his employment with us, including base salary, initial equity award grant and benefit entitlements.

In connection with our initial public offering, we entered into a change in control and severance agreement with each of our named executive officers that supersedes and replaces the severance benefits they would otherwise be entitled to receive. Under these agreements, if the applicable named executive officer’s employment with us is terminated without “cause” or the applicable named executive officer resigns for “good reason” (as each is defined in the severance agreement), the named executive officer will be entitled to receive: (i) 12 months for Mr. Janac, nine months for Mr. Hawkins and six months for Mr. Moll continued payment of base salary and (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months for Mr. Janac, nine months for Mr. Hawkins and six months for Mr. Moll. In lieu of the foregoing benefits, if the applicable named executive officer’s employment with us is terminated without “cause” or such NEO resigns for “good reason” during the period commencing on three months prior to a Change in Control (as defined in the 2021 Plan) and ending on the 12-month anniversary following such Change in Control, the applicable named executive officer will be entitled to receive: (i) 18 months for Mr. Janac and 12 months for Messrs. Moll and Hawkins continued payment of base salary, (ii) a pro-rated portion of his target annual bonus, (iii) payment or reimbursement of the cost of continued healthcare coverage for 18 months for Mr. Janac and 12 months for Messrs. Moll and Hawkins and (iii) full accelerated vesting of any of his unvested equity awards (except for any performance awards, which shall be governed by the terms of the applicable award agreement). The foregoing severance benefits are subject to the applicable named executive officer’s delivery of an executed release of claims against us and continued compliance with the applicable named executive officer’s confidentiality agreement with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 18, 2022 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 18, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 31,858,421 shares of our common stock issued and outstanding on April 18, 2022. The table below does not reflect ownership of outstanding shares of our non-voting common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Arteris, Inc., 595 Millich Dr. Suite 200 Campbell, CA 95008.

	Beneficial Ownership
Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Bayview Legacy, LLC(1)	10,335,891	—	10,335,891	32.44%
Ventech Capital F(2)	3,127,907	—	3,127,907	9.82%
Named Executive Officers and Directors:
K. Charles Janac(3)	10,513,177	6,606	10,519,783	33.01%
Wayne C. Cantwell(4)	188,761	110,416	299,177	* %
Christian Claussen(5)	3,127,907	—	3,127,907	9.82%
Raman K. Chitkara(6)	22,000	6,250	28,250	* %
S. Atiq Raza(7)	737,500	20,833	758,333	2.38%
Antonio J. Viana(8)	218,751	39,583	258,334	* %
Isabelle F. Geday(9)	15,550	319,062	334,612	1.04%
Claudia Fan Munce	—	—	—	—
Laurent R. Moll(10)	22,789	3,242	26,031	* %
Nicholas B. Hawkins(11)	227,604	81,482	309,086	* %
All directors and executive officers as a group (10 persons)(12)	15,074,039	587,474	15,661,513	48.27%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)

Based solely on the Schedule 13G filed with the SEC on February 10, 2022 by Bayview Legacy, LLC (formerly Arteris IP, LLC) (“Bayview”) and K. Charles Janac, reflecting information as of December 31, 2021. Consists of 10,335,891 shares of common stock directly held by Bayview. K. Charles Janac, our President, Chief Executive Officer and a member of our board of directors, is the manager of Bayview, and has shared dispositive power over the shares of our common stock owned by Bayview. The mailing address of Bayview is 24220 Summerhill Avenue, Los Altos, CA 94024.

(2)

Based solely on the Schedule 13G filed with the SEC on February 10, 2022 by Ventech Capital F (“Ventech”), reflecting information as of December 31, 2021. Consists of 3,127,907 shares of common stock directly held by Ventech. Christian Claussen, a member of our board of directors, is a General Partner of Ventech. Investment and voting decisions for Ventech are made by Ventech’s investment committee, which is governed by a non-executive board comprised of three or more individuals, and therefore no individual is the beneficial owner of the shares held by Ventech. The mailing address of Ventech is 47 Avenue de l’Opéra, Paris 75002, France.

(3)

K. Charles Janac is the manager of Arteris IP and may be deemed to beneficially own the shares discussed in footnote (1) above. In addition to the shares discussed in footnote (1) above, consists of (i) 100,000 shares of common stock held directly by K. Charles Janac, (ii) 77,286 shares of common stock held by the Janac Trust and (iii) 6,606 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.

(4)

Consists of (i) 150,000 shares of common stock held directly by Wayne C. Cantwell, (ii) 38,761 shares of common stock held by Crescendo Ventures 401K Profit Sharing Plan FBO Wayne Cantwell and (iii) 110,416 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.

(5)	Christian Claussen is the General Partner of Ventech and may be deemed to beneficially own the shares discussed in footnote (2) above.
(6)	Consists of (i) 22,000 shares of common stock and (ii) 6,250 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.
(7)

Consists of (i) 737,500 shares of common stock held by the Saiyed Atiq Raza and Nandini Saraiya 2012 Revocable Trust dated 11/26/2012 and (ii) 20,833 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.

(8)	Consists of (i) 218,751 shares of common stock and (ii) 39,583 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.
(9)	Consists of (i) 15,550 shares of common stock and (ii) 319,062 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.
(10)	Consists of (i) 22,789 shares of common stock and (ii) 3,242 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.
(11)	Consists of (i) 227,604 shares of common stock and (ii) 81,482 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 18, 2022.
(12)	Includes (i) 15,074,039 shares of common stock held by our current directors and executive officers and (ii) 587,474 shares subject to options exercisable within 60 days of April 18, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2021; except for five reports, one transaction for each of Laurent R. Moll, Nicholas B. Hawkins, Paul L. Alpern and K. Charles Janac, where the Board granted awards of common stock to executives; and a second transaction for K. Charles Janac where, due to an administrative oversight, a late Form 4 was filed on November 19, 2021, regarding the automatic conversion of preferred stock upon the closing of the Company’s initial public offering on October  26, 2021.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Arteris stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: One Corporate Drive, 2nd Floor, South San Francisco, California 94080. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker, or (3) request from the Company at (800) 466-6059. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder of Arteris, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary of the Company, 595 Millich Dr. Suite 200 Campbell, CA 95008.

By Order of the Board of Directors

/s/ K. CHARLES JANAC
K. Charles Janac
April 28, 2022	Chairman, President and Chief Executive Officer

ARTERIS IP

P.O. BOX 8016, CARY, NC 27512-9903

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Arteris, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 18, 2022

Arteris, Inc.Annual Meeting of StockholdersFor Stockholders of record as of April 18, 2022 TIME: Tuesday, June 14, 2022 8:30 AM, Pacific TimePLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/AIP for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Nicholas B. Hawkins and K. Charles Janac (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Arteris, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Arteris, Inc.

Annual Meeting of Stockholders

Please make your marks like this: [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors				
	FOR		WITHHOLD	
1.01 S. Atiq Raza	☐		☐	FOR
1.02 K. Charles Janac	☐		☐	FOR
	FOR	AGAINST	ABSTAIN	
2. To ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR

Signature (and Title if applicable) Date

Signature (if held jointly) Date

Annual Meeting of Stockholders Please make your marks like this: XTHE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR WITHHOLD #P3# #P3#2. To ratify the selection of Moss Adams LLP as our independent registered public accounting firm FOR for the fiscal year ending December 31, 2022. #P4# #P4# #P4# The transaction of such other business as may properly come before the meeting.You must register to attend the meeting online and/or participate at www.proxydocs.com/AIPAuthorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.